Exhibit 99.1

PRESS RELEASE

November 2, 2004

Monterey Gourmet Foods, Inc. (formerly Monterey Pasta Company)

1528 Moffett Street, Salinas, California 93905

831/753-6262

www.montereygourmetfoods.com

CONTACT:	Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com
Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereypasta.com

FOR IMMEDIATE RELEASE

MONTEREY GOURMET FOODS (formerly Monterey Pasta Company)

REPORTS IMPROVED THIRD QUARTER RESULTS

•	Third quarter net sales increase 8% compared with 2003
•	Reports third quarter profit of $.01 per share
•	Record high raw material costs continue to impact results

SALINAS, CA (November 2, 2004) — Monterey Gourmet Foods, Inc. (NASDAQ: PSTA) today reported a profit for the quarter ended September 26, 2004 of $75,000, or a profit of $.01 per share (diluted) on net revenues of $16,032,000. This result compares with a net loss of $259,000 for the quarter ended September 28, 2003, which produced a net loss of $.02 per share (diluted), on net revenues of $14,876,000.  On a year-to-date basis, Monterey Gourmet Foods reported a net loss of $948,000, or $.07 per share (diluted) on sales of $47,405,000.

Mr. Jim Williams, President/CEO of Monterey Gourmet Foods, explained, “We are pleased that the Company has returned to profitability.  The positive results from our efforts to re-energize our core products, diversify our product line and reduce operating costs are starting to hit the bottom line.”  Addressing the recent Company name change to Monterey Gourmet Foods that was announced October 27, 2004, Mr. Williams stated, “Monterey Gourmet Foods more clearly defines our diverse products and reaffirms our ability to quickly develop and introduce innovative gourmet specialty food products for today’s consumers.  For the third quarter 2004, Monterey Gourmet Foods derived over 30% of its sales from new product categories, outside our core pasta/sauce line or acquisitions; and an additional 8% from our new CarbSmart™ low-carb line.”

Continuing, Mr. Williams stated, “Earnings for the third quarter continue to be impacted by high raw material costs when compared to the same quarter one year ago.  Increased raw material costs reduced gross margins by approximately 3.0% (especially dairy and protein items.)  Even with the high raw material costs, gross margins were 0.4% higher than for the same quarter one year ago and were a full 4.0% higher than the second quarter 2004 margins.  Selling, general and administrative costs (“SG&A”) have also been reduced.  SG&A as a percentage of Net Revenues were 26.4% for the third quarter 2004 compared to 29.5% for the third quarter 2003, a reduction of 3.1%.  During the quarter we were also able to increase cash by $539,000 over our balances at the end of the second quarter 2004.”

* * Continued * *

Mr. Williams further stated, “We are encouraged by the steady progress we are making on key initiatives: new product introductions are accretive to earnings; the acquisition of CIBO Naturals and Emerald Valley Kitchens are contributing to our improved earnings outlook; our CarbSmart™ brand of low-carb products, low-carb Grilled Wrap Sandwiches, and our “quick-prep” refrigerated entrees continue to grow in sales; and our cost reduction efforts have been successful in reducing operating costs and improving margins.”  In closing, Mr. Williams stated, “With the positive momentum from our third quarter, our goal is to continue our progress to higher profitability in the coming quarters.  Of course, continued high raw materials or other exceptional changes may impact our profitability.”

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods’ corporate acquisitions and product innovations on projected sales for future periods by product including without limitation statements including such terms as “expect”, “should”, “present”, “future”, “significant progress”, “moving forward”, “building”, “development” and “goal”.  These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Gourmet Foods’s actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of CIBO Naturals’ operations, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods’ ability to source competitively priced raw materials to achieve historical operating margins.  In addition, the Company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

The Company has provided additional information regarding risks associated with the business in the Company’s Annual Report on Form 10-K for fiscal 2003, and its Reports of Material Event on Forms 8-K filed February 5, 2004, February 10, 2004, April 12, 2004, May 3, 2004, July 27, 2004, its Quarterly Report on Form 10-Q for the first and second quarters of 2004, and its Proxy Statement filed June 21, 2004.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington.  Monterey Gourmet Foods has national distribution of its products in over 9,500 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s $ except earnings per share numbers and share totals)

	Third Quarter Ended		Nine Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003

Net revenues	16,032	14,876	47,405	46,264
Cost of sales	11,665	10,890	35,083	31,743

Gross profit	4,367	3,986	12,322	14,521
Selling, general and administrative expenses	4,238	4,393	13,791	12,900
Operating income	129	(407)	(1,469)	1,621

Other income/(expense), net	7	—	43	1

Interest income/(expense), net	(26)	15	(93)	59

Income before provision for income tax benefit/(expense)	110	(392)	(1,519)	1,681
Provision for income tax benefit/(expense)	(35)	133	571	(538)

Net income (loss)	75	(259)	(948)	1,143

Basic income (loss) per share	0.01	(0.02)	(0.07)	0.08

Diluted income (loss) per share	0.01	(0.02)	(0.07)	0.08

Primary shares outstanding	14,388,062	14,209,371	14,326,989	14,204,275

Diluted shares outstanding	14,489,500	14,474,957	14,461,815	14,418,961